NEWS RELEASE

Contact: Bob Cardon, Dynatronics Corporation
800-874-6251 or 801-568-7000

Dynatronics Announces Fourth Quarter and Fiscal Year 2015 Financial Results

Cottonwood Heights, Utah (September 28, 2015) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal fourth quarter and year ended June 30, 2015.

Net sales for the quarter increased 12 percent to $7.9 million, compared to $7.1 million in the same period of the prior year. “The 12 percent increase in sales for the quarter continues a sustained upward trend in revenues that began in the second calendar quarter of 2014,” reported Larry K. Beardall, executive vice president of sales at Dynatronics. “The acceleration in the rate of sales growth in the fourth quarter was driven by new clinic openings and increased international orders as well as strengthening demand in our core domestic market.  We view the upward trend in sales as an indication that customer confidence in our markets is rising.”

Net loss for the quarter ended June 30, 2015 was $1.9 million, compared to a loss of $45,701 for the quarter ended June 30, 2014.  Due to one-time factors discussed below, net loss applicable to common stockholders for the quarter ended June 30, 2015 was $4.8 million, compared to a loss of $45,701 for the quarter ended June 30, 2014.  Three factors resulted in the increase in net loss applicable to common stockholders for the quarter: (1) the company determined that accounting rules required that it record a full deferred tax asset valuation allowance of $1.4 million on net deferred tax assets related to consecutive years of net losses which create uncertainty in the realization of those deferred tax assets; (2) the company made strategic decisions during the fourth quarter to discontinue, re-evaluate or de-emphasize certain product lines, resulting in an inventory write off of $952,000; and (3) the company determined that the sale of preferred stock in a private placement in the fourth quarter created a beneficial conversion feature of $2.9 million dollars.

"An effect of the sale of preferred stock announced on June 30, 2015, was the creation of a beneficial conversion feature reflecting the difference between the conversion price of the preferred stock adjusted in compliance with accounting rules and the actual trading price of the common stock on the date of the transaction into which the preferred is convertible.” stated Kelvyn H. Cullimore Jr., company chairman and CEO.  “That beneficial conversion feature totaled approximately $2.9 million and is reported as a one-time, non-cash dividend during the quarter and accounts for the difference between net loss and net loss applicable to stockholders.”

Cullimore further pointed out, “Exclusive of the effects of the beneficial conversion feature, inventory charge and tax asset valuation allowance, net loss per common share in the quarter from operations would have been approximately $.02 per common share compared to $.02 per common share in the same quarter last year.”

For the year ended June 30, 2015, net sales increased 6.1 percent to $29.1 million, compared to $27.4 million in fiscal year 2014.  Net loss for the year was $2.3 million compared to a net loss of $271,142 for fiscal year 2014.  Net loss applicable to common stockholders for the year ended June 30, 2015 was $5.1 million ($2.03 per common share), compared to a net loss of $271,142 ($.11 per common share) for fiscal year 2014.  Net loss and net loss applicable to common stockholders for the fiscal year reflect the impacts of recording in the fourth quarter of the non-cash beneficial conversion feature, tax asset valuation allowance, and inventory charge.  The Company also had $255,746 in costs related to a terminated acquisition that were recorded primarily in the second and third quarters of the fiscal year.

Sales of therapeutic modality products, exercise equipment and treatment tables were the leading growth categories for the year.  Management has developed plans for increasing gross profit margins by focusing sales on the company’s proprietary therapeutic modality products. Noted Cullimore, “Increasing sales of these products will be a focal point for improving gross margins going forward. We expect these efforts will be aided by the fact that the company recently received CE mark approval for its SolarisPlus product line, which opens the European market to our therapeutic equipment.”

On June 30, 2015, Dynatronics completed a private placement of convertible preferred stock for gross proceeds of approximately $4 million.  The investors in the private placement were led by affiliates of Prettybrook Partners, LLC. “This infusion of capital is the result of management’s strategy to transform the future of Dynatronics,” stated Cullimore.  “We expect that combining the solid corporate infrastructure we have built over the last three decades with the access to capital and deal flow provided by Prettybrook will allow Dynatronics to not only strengthen the legacy business, but also to position the company for growth through strategic acquisitions.”

Mr. Cullimore is scheduled to present at the First Annual Ladenburg Thalmann Healthcare Conference at the Sofitel Hotel in New York City on Tuesday, September 29 at 10:30 a.m. EDT.  “The Conference provides an excellent forum to discuss with the investment community our plans for creating a platform for significant growth,” added Cullimore.

Dynatronics has scheduled a conference call for investors on September 28, 2015, at 4:00 p.m. ET. Those wishing to participate should call: (877) 407-7184

The following is a summary of the financial results as of June 30, 2015 and 2014, and for the quarter and year then ended:

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except per share amounts

	Quarter Ended		Year Ended
	June 30		June 30
	2015	2014	2015	2014

Net sales	$7,907	$7,056	$29,118	$27,444
Cost of sales	6,061	4,551	20,048	17,424
Gross profit	1,846	2,506	9,069	10,020

Selling, general, and admin. expenses	2,381	2,273	8,974	9,213
Research and development expenses	239	226	927	993
Non-recurring acquisition costs	-	-	256	-
Other expense, net	112	54	312	211
Loss before income taxes	(885)	(47)	(1,399)	(397)
Income tax provision (benefit)	1,065	(2)	851	(126)
Net loss	$(1,950)	$(46)	$(2,250)	$(271)
8% convertible preferred stock dividend	(1)	-	(1)	-
Series A 8% -convertible preferred stock beneficial conversion feature	(2,859)	-	(2,859)	-
Net loss available to common stockholders	$(4,809)	$(46)	$(5,110)	$(271)
Net loss from continuing operations per share	$(.20)	$(.02)	$(.32)	$(.11)
Net loss from valuation allowance per share	(.58)	-	(.58)	-
Net loss per common share - 8% convertible preferred dividend	(.00)	-	(.00)	-
Net loss per common share - Series A 8% preferred stock beneficial conversion feature	(1.13)	-	(1.13)	-
Net loss attributable to common stockholders per share - basic and diluted	$(1.91)	$(.02)	$(2.03)	$(.11)

Balance Sheet Highlights
In thousands, except per share amounts

	June 30, 2015	June 30, 2014

Cash and cash equivalents	$3,926	$333
Trade accounts receivable	3,347	3,165
Inventories, net	5,422	6,158
Total current assets	13,313	10,379

Line of credit	1,910	3,521
Accounts payable	2,520	2,434
Accrued expenses	279	343
Accrued payroll and benefits expense	263	243
Total current liabilities	5,571	7,031

About Dynatronics Corporation:

Dynatronics manufactures, markets and sells advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, and podiatry markets. More information regarding Dynatronics is available at www.dynatronics.com.

Non-GAAP Financial Measures

This press release includes the following “non-GAAP financial measures” as defined by the Securities and Exchange Commission: 1) the statement that exclusive of the effects of the beneficial conversion feature, inventory charge and tax asset valuation allowance, net loss per common share in the fourth fiscal quarter would have been approximately $.02 per common share compared to $.02 per common share in the same quarter last year; and 2) the entries in the table in Statement of Operations Highlights of net loss per common share of $.20, net loss from valuation allowance per share of $.58, 8% convertible preferred dividend of $0.00, and net loss per common share - Series A 8% preferred stock beneficial conversion feature of $1.13”. These measures may be different from non-GAAP financial measures used by other companies.  The presentation of this financial information is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP).  The reconciliation of these non-GAAP financial measures is included above on the “Statement of Operations Highlights” in this press release.

Safe Harbor Notification

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements. Forward-looking statements in this press release include statements regarding expansion into new markets.  Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.